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                                                                    EXHIBIT 11.1

                               REMEDY CORPORATION

                           COMPUTATION OF NET INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              THREE MONTHS
                                                             ENDED SEPTEMBER    NINE MONTHS ENDED
                                                                   30,            SEPTEMBER 30,
                                                            -----------------   -----------------
                                                             1996      1995      1996      1995
                                                            -------   -------   -------   -------
Primary
  Weighted average number of common shares
     outstanding(1).......................................   26,497    24,843    26,224    20,260
  Convertible preferred shares, as if converted(1)........       --        --        --     2,518
  Incremental common shares attributable to shares
     issuable under employee stock plans(1)...............    3,345     4,089     3,630     4,356
                                                            --------  --------  --------  --------
     Total shares(1)......................................   29,842    28,932    29,854    27,134
                                                            ========  ========  ========  ========
Net income:
  Amount..................................................  $ 4,393   $ 2,084   $10,040   $ 4,543
                                                            ========  ========  ========  ========
  Per share (1)...........................................  $  0.15   $  0.07   $  0.34   $  0.17
                                                            ========  ========  ========  ========
Fully diluted
  Weighted average number of common shares
     outstanding(1).......................................   26,497    24,843    26,224    20,260
  Convertible preferred shares, as if converted(1)........       --        --        --     2,518
  Incremental common shares attributable to shares
     issuable under employee stock plans(1)...............    3,753     4,089     3,837     4,408
                                                            --------  --------  --------  --------
     Total shares(1)......................................   30,250    28,932    30,061    27,186
                                                            ========  ========  ========  ========
Net income:
  Amount..................................................  $ 4,393   $ 2,084   $10,040   $ 4,543
                                                            ========  ========  ========  ========
  Per share(1)............................................  $  0.15   $  0.07   $  0.33   $  0.17
                                                            ========  ========  ========  ========

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(1) All periods reflect a two-for-one stock dividend effected as of October 25,
    1996. See note (2) to the condensed consolidated financial statements.